CARRIER GLOBAL CORPORATION
EXECUTIVE ANNUAL BONUS PLAN
1.    Purpose.
The purpose of the Carrier Global Corporation Executive Annual Bonus Plan (the “Plan”) is to reinforce corporate, organizational, and other goals; to promote the achievement of those goals; to ensure a strong linkage of pay to performance; and to attract, retain and motivate eligible employees. This Plan was effective as of the date the Company becomes a separate publicly traded company following its spin-off from United Technologies Corporation (“Original Effective Date), and is now amended and restated effective January 1, 2023 to broaden the clawback rules to comply with applicable SEC and stock exchange listing rules (the “Effective Date”).
2.    Definitions.
For the purposes of the Plan, the following terms shall have the following meanings:
“Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.
“Award” means a cash award based on the achievement of performance goals for a Performance Period.
“Board” means the Board of Directors of the Company.
“Change in Control” has the meaning set forth in the Company’s 2020 Long-Term Incentives Plan (or any successor plan thereto). For the avoidance of doubt, the Separation shall not constitute a Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.
“Committee” means the Compensation Committee of the Board, or such other committee as the Board may from time to time designate, which committee shall be comprised of not less than two directors, and shall be appointed by and serve at the pleasure of the Board.
“Common Stock” means the common stock of the Company.
“Company” means Carrier Global Corporation, a Delaware corporation, or its successor.
“Effective Date” has the meaning set forth in Section 1.
“Eligible Employee” means any employee who has been designated by the Company or an Affiliated Entity as an executive (e.g., employee grades E5, E4, E3, E2 and E1) and who is on the active salaried payroll of the Company or an Affiliated Entity at any time during the Performance Period to which an Award relates.
“ELT Member” means a person who is a member of the Company’s Executive Leadership Team.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
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“Executive Officer” means an officer of the Company who is subject to Section 16 of the Exchange Act.
“Performance Period” means the Company’s fiscal year, or such other period designated by the Committee. The Performance Period for the year in which the Original Effective Date occurs shall be the full fiscal year notwithstanding the fact that the Plan did not become effective until the Original Effective Date.
“Plan” has the meaning set forth in Section 1.
“Section 409A” means Section 409A of the Code.
“Separation” means the means the separation of the Company from United Technologies Corporation pursuant to which the Company becomes a separate publicly traded company.
“Stub Period” means the portion of the Performance Period that ends on the date of the Change in Control.
3.    Administration.
The Plan shall be administered by the Committee. The Committee shall have the authority in its sole and absolute discretion, subject to, and not inconsistent with, the express provisions of the Plan and applicable law, to administer the Plan (including all related Plan documents) and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, to determine who should be granted Awards and the amount of the Awards; to determine the time or times at which Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria, including performance goals, relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled, forfeited, or surrendered; to increase or decrease the value of an Award to differentiate the performance of individual Eligible Employees and/or business or functional units of the Company; to make adjustments in performance goals or results in recognition of unusual, unexpected, or non-recurring events, including mergers, acquisitions and dispositions, or in response to changes in applicable laws, regulations, or accounting principles, or for any other reason; to construe and interpret the Plan and any Plan document; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of any Award documents; and to make all other determinations deemed necessary or advisable for the administration of the Plan.
The Committee may delegate to one or more officers of the Company such duties under the Plan as it may deem advisable, and for all purposes of the Plan, such officer(s) shall be treated as the Committee; provided, however, that the Committee shall administer the Plan for Executive Officers and ELT Members. No officer may designate himself or herself as an Award recipient under any authority delegated to the officer. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, Affiliated Entities, Eligible Employees (or any person claiming any rights under the Plan from or through any Eligible Employee) and any shareholder.
No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted hereunder.
4.    Eligibility.
Only Eligible Employees may be granted Awards under the Plan.

5.    Performance Goals.
Performance goals may consist of financial, operational and strategic performance measures for the Company, an Affiliated Entity and/or any business or functional unit thereof; individual performance goals for Eligible Employees; and/or such other goals as may be determined by the Committee. Performance goals shall be set prior to, or reasonably promptly following, the start of the Performance Period.
6.    Amounts Available for Awards.
The maximum amount payable in respect an Award under the Plan to any Eligible Employee shall not exceed 200% of his or her annual target bonus amount; provided, however, that such maximum shall be adjusted upwards or downwards on a pro rata basis to reflect a Performance Period longer or shorter than one year. The annual target bonus amount shall be expressed as a percentage of the Eligible Employee’s annual salary in effect on December 1st of the Performance Period (or, for purposes of Section 9, the first day of the month immediately preceding the month in which a Change in Control occurs), unless otherwise specified in the Award.
7.    Determination and Payment of Awards.
Payments, if any, due in respect of Awards shall be paid in a lump sum in cash or, at the discretion of the Committee, in lieu of such cash payments, in the form of restricted stock or restricted stock units (collectively “Stock Awards”) awarded under the Company’s long-term incentive plan, or in any combination of cash or Stock Awards. Cash payments made in respect of Awards will be paid as soon as administratively practicable following the end of the applicable Performance Period and the Committee’s determination of the achievement of the underlying performance goals, and, for Eligible Employees on a United States-based payroll or otherwise subject to taxation in the United States, no later than the 15th day of the third month following the end of the Performance Period. In order to be eligible to receive an Award, an Eligible Employee must be employed on the last day of the Performance Period, subject to Section 9 hereof and any rules established under the Plan from time to time. The Committee may, in its sole discretion, permit Eligible Employees to defer the payment of Awards in accordance with and subject to the terms of one or more deferred compensation plans sponsored by the Company or an Affiliated Entity. The Committee’s decisions regarding the amount of each Award shall be final, binding and conclusive for all purposes and need not be consistent among Eligible Employees.
8.    Clawback.
Subject to applicable law, any Eligible Employee or former Eligible Employee shall be obligated to repay to the Company, within 30 days following the Company’s demand for payment, all or a portion of the amount paid for an Award for a Performance Period in which: (i) there was a recalculation of a performance goal; (ii) the corrected performance goal would have (or likely would have) resulted in a smaller payment for the Award, and (iii) the inaccuracies were attributable, in whole or in part, to the Eligible Employee’s negligence or intentional misconduct. The Committee will determine the amount to be repaid in its sole discretion, which, at a minimum, will equal the difference between the amount paid for the Award and the amount that would have been paid had the corrected performance goal been used to calculate the Award. In addition, the Committee reserves the right to require repayment of all or any portion of an Award from Eligible Employees and former Eligible Employees without regard to clause (iii) above as appropriate.

Notwithstanding the foregoing, any Eligible Employee or former Eligible Employee who is an individual covered under Section 16 of the Securities Exchange Act of 1934, understands and acknowledges that the Award may be subject to additional clawback and/or forfeiture provisions as set forth within any separate policy maintained by the Company from time to time, including without limitation any such provisions as may be required by SEC or stock exchange listing rules or otherwise, and of which the Company may require separate acknowledgement by the Eligible Employee or former Eligible Employee at any time as a condition of receiving any amount with respect to this Award.

9.    Change in Control.
Notwithstanding anything to the contrary in the Plan, upon a Change in Control this Plan shall terminate and each Eligible Employee shall be entitled to a lump sum cash payment for the Stub Period. The payment calculated prior to any pro ration to account for the Stub Period shall be the greater of (i) the Eligible Employee’s target bonus amount for the Performance Period or (ii) such amount determined by the Committee based upon actual performance over the portion of the Performance Period completed as the most practicable date prior to the Change in Control and projecting such performance to the end of the Performance Period. The proration will be determined by dividing the number of days completed in the Stub Period immediately prior to the date of the Change in Control by the total number of days in the Performance Period. Payments due as a result of the termination of the Plan upon a Change in Control shall be made within 30 days following the date of the Change in Control and shall be made to all Eligible Employees who were employed by the Company or an Affiliated Entity immediately prior to the date of the Change in Control regardless of whether they are still employed on the payment date.
10.    Amendment and Termination of the Plan.
The Board or the Committee shall have the right at any time to amend, suspend, discontinue or terminate the Plan; provided, however, that no amendment of the Plan shall operate to annul or diminish, without the consent of the Eligible Employee, an Award already made hereunder, and no amendment adopted in connection with or in anticipation of a Change in Control shall adversely affect an Eligible Employee’s entitlement to an Award for the Stub Period after a Change in Control.
11.    Personal Data.
In connection with managing and administering the Plan, the Company processes certain personal information about Eligible Employees including, but not limited to, name, home address, telephone number, date of birth, social insurance number, salary, nationality, job title, shares or directorships held in the Company, and details of all Awards paid or pending payment. Some of this information is collected by the Eligible Employee’s local employer and is transferred to the Company, as needed, for the purposes of implementation, administration, and management of the Plan. This information may also be shared with third parties providing services to the Company in connection with the Plan, and the Company takes all necessary steps, in accordance with applicable data protection laws, to ensure that such personal information is adequately protected. The Company is headquartered in the United States, and some of its subsidiaries and affiliates are located outside of the United States. The Company will have in place standard contractual clauses approved by the European Commission to allow for transfer of personal data outside the European Union or European Economic Area. Likewise, the Company will take all necessary measures, in accordance with applicable data protection laws, to protect personal information relating to Eligible Employees located in countries with data privacy laws that is transferred to other countries. Applicable data privacy laws may provide Eligible Employees the right to review and, if factually inaccurate, correct any personal information relating to them.

12.    Miscellaneous.
12.1.    Section 409A. Each Award is intended to be excluded from coverage under Section 409A as a short-term deferral unless, and only to the extent that, a deferral election for such Award is made pursuant to a deferred compensation plan sponsored by the Company or an Affiliated Entity. If an Award does not qualify as a short-term deferral or for another exemption under Section 409A, it is intended that such Award will be paid in a manner that satisfies the requirements of Section 409A, and in the event any Award is payable to a “specified employee” (as determined in accordance with the methodology established by the Company in accordance with Section 409A) that would be payable during the six-month period following the specified employee’s “separation from service” (as determined in accordance with the methodology established by the Company in accordance with Section 409A) shall instead by paid on the first business day of the 7th month following the separation from service to the extent necessary to avoid the imposition of any additional taxes or penalties under Section 409A.
12.2.    Additional Compensation Arrangement. Nothing contained in this Plan shall prevent or limit the Company or any Affiliated Entity from adopting other or additional compensation arrangements for any employee.
12.3.    No Contract of Employment. This Plan shall not constitute a contract of employment, and adoption of this Plan or the payment of Awards shall not confer upon any employee any right to continued employment or payment for future Awards, nor shall it interfere in any way with the right of the Company or any Affiliated Entity to terminate the employment of any employee at any time. Participation in the Plan is voluntary and at the complete discretion of the Company. This Plan shall not be deemed to constitute part of an Eligible Employee’s terms and conditions of employment.
12.4.    Plan Expenses. All expenses and costs in connection with the operation of the Plan shall be borne by the Company or an Affiliated Entity and no part thereof shall be charged against Awards or to Eligible Employees.
12.5.    Withholding. The Company or an Affiliated Entity shall have the right to deduct from Awards any applicable taxes, and any other deductions, required to be withheld with respect to such payments. In addition, the Company or an Affiliated Entity also may withhold such amounts from other amounts payable by the Company or an Affiliated Entity, subject to applicable law.
12.6.    No Limitation on Corporate Actions. Nothing contained in the Plan shall be construed to prevent the Company or an Affiliated Entity from taking or not taking any corporate action, whether or not such action could have an adverse effect on any Awards made under the Plan. No Eligible Employee, beneficiary or other person shall have any claim as a result of any such action.
12.7.    Unfunded Plan. The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the payment of any Award, nothing contained herein shall give any rights that are greater than those of a general creditor of the Company or an Affiliated Entity.
12.8.    Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any of the other provisions of the Plan, and this Plan shall be construed and enforced as if such provision had not been included in the Plan.

12.9.    Governing Law. The Plan and all actions taken thereunder shall be governed by and interpreted in accordance with and governed by the laws of the State of Delaware.
12.10.    Nontransferability. A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be sold, assigned, pledged, transferred or otherwise alienated or hypothecated except, in the event of death, to a designated beneficiary as may be provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.
12.11.    Beneficiaries. To the extent the Committee permits beneficiary designations, any payment of Awards under the Plan to a deceased Eligible Employee shall be paid to the beneficiary duly designated by the Eligible Employee in accordance with the Company’s or an Affiliated Entity’s practices. If no such beneficiary has been designated or survives the Eligible Employee, payment shall be made to the Eligible Employee’s estate. A beneficiary designation, if such are permitted, may be changed or revoked by an Eligible Employee at any time, provided the change or revocation is filed with the Committee prior to the Eligible Employee’s death.
12.12.    Successor. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
12.13.    Relationship to Other Benefits. No payment of benefit under the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of the Company or any Affiliated Entity, except to the extent otherwise expressly provided in writing in such other plan or arrangement.